Exhibit 15.1

德恒律师事务所	DeHeng Law Offices
12/F, Tower B, Focus Place, No.19 Finance Street	Tel: (86) 010-52682888
Beijing, P.R. China 100033	Fax: (86) 010-52682999
中国●北京西城区金融街19号富凯大厦B座12层	Website: www.Dehenglaw.com
邮编： 100033	E-mail: DeHeng@Dehenglaw.com

August 24, 2022

To:	Lixiang Education Holding Co., Ltd.

No. 818 Hua Yuan Street

Liandu District, Lishui City

Zhejiang Province, 323000

People’s Republic of China

Dear Sirs,

Solely in connection with the Company’s annual report on Form 20-F for the year ended December 31, 2021 (the “Annual Report”) , we hereby consent to the references to our firm and the summary of our opinion under the headings “Enforceability of Civil Liabilities” on page 3, “Item 3. Key Information—Permissions Required for Our Operations in China” on page 10, “Item 3. Key Information—Risks Relating to Doing Business in China” on page 48 and page 50, and “Item 4. Information on the Company—C. Organizational Structure” on page 86 separately included in the Annual Report, which is filed with the Securities and Exchange Commission (the “SEC”) on August 24, 2022. We also consent to the filing with of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,
For and on behalf of
DeHeng Law Offices

/s/ Zhang Xiaodan
张晓丹 (Zhang Xiaodan)

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